Exhibit 23.3
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Jupiter Telecommunications Co., Ltd. and Subsidiaries:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-125930, 333-125941, 333-125943, 333-125946, 333-125962, 333-128034, 333-128035, 333-128036, 333-128037, 333-128038 and 333-140111) and on Form S-3 (Nos. 333-128945, 333-128553 and 333-125927) of Liberty Global, Inc. of our report dated February 14, 2005, with respect to the consolidated balance sheets of Jupiter Telecommunications Co., Ltd. and subsidiaries as of December 31, 2003 and 2004, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2004, which report appears in the December 31, 2006 annual report on Form 10-K/A (As amended by Amendment No.1) of Liberty Global, Inc.
KPMG AZSA & Co.

Tokyo, Japan
June 15 , 2007